Exhibit 99.1
3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(408) 986-9888	(310) 208-2550
INTEVAC, INC. REPORTS FIRST-QUARTER FINANCIAL RESULTS
Achieves Record Gross Margin of 42.9%
Santa Clara, Calif.—April 30, 2007—Intevac, Inc. (Nasdaq: IVAC) reported financial results for the quarter ended March 31, 2007.
Net income for the first quarter was a $9.8 million, or $0.44 per diluted share, on 22.2 million weighted-average shares outstanding. Net income included $1.4 million of stock-based compensation expense, equivalent to $0.04 per diluted share; $1.4 million of flat panel license fees, equivalent to $0.04 per diluted share; and $101,000 of intangible amortization expense, related to the Company’s acquisition of certain assets of Delta Nu, LLC on January 31, 2007. For first-quarter 2006, net income was $7.0 million, or $0.32 per diluted share, on 21.8 million weighted average shares outstanding, which included $428,000 of stock-based compensation expense, equivalent to $0.02 per diluted share.
Revenues for the quarter were $76.4 million, including $72.5 million of Equipment revenues and record Imaging revenues of $3.9 million. Equipment revenues consisted of thirteen magnetic media manufacturing systems, equipment upgrades, spares, consumables, and service. Imaging revenues consisted of $2.8 million of research and development contracts and $1.1 million of product sales. In first-quarter 2006, net revenues were $49.6 million, including $47.6 million of Equipment revenues and $2.0 million of Imaging revenues, which included $501,000 of product sales.
Equipment gross margins for the quarter rose to a record 43.3% from 35.2% in first quarter 2006, and Imaging gross margins increased to 36.6% from 26.2% in first-quarter 2006. Equipment margins improved primarily due to lower manufacturing costs, and higher sales of spares and upgrades. Imaging margins improved primarily as the result of higher margins on development contracts and favorable adjustments related to contract closeouts. Consolidated gross margins improved to 42.9% from 34.9% in first-quarter 2006.
Operating expenses for the quarter totaled $19.7 million, or 25.8% of revenues, versus $10.7 million, or 21.5% of revenues, in first-quarter 2006. Operating expenses grew primarily as the result of increased spending on development of new Equipment products, increased business development expense and higher stock based compensation expense.
Order backlog totaled $92.8 million on March 31, 2007, compared to $125.0 million on December 31, 2006, and $124.8 million on April 1, 2006. Backlog as of March 31, 2007 includes fourteen 200 Lean systems.
Intevac Chief Executive Kevin Fairbairn commented: “We are pleased to report another solid quarter of financial results with earnings per share exceeding expectations. We delivered all 200 Lean® systems on time and continued to generate cash. The integration of our new DeltaNu subsidiary went smoothly and DeltaNu is executing ahead of plan. We continue to make good progress developing new Imaging and semiconductor products for the future growth of the business. The expansion of our Asian operations continues to track according to plan.”

Conference Call Information
The Company will discuss its financial results in a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 3:30 p.m. PDT. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 5955930.
About Intevac
Intevac is the world’s leading supplier of disk sputtering equipment to manufacturers of magnetic media used in hard disk drives and a developer and provider of leading edge extreme low light imaging sensors, cameras and systems. For more information please visit our website at www.intevac.com.
200 Lean® is a registered trademark of Intevac, Inc.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended
	March 31, 2007	April 1, 2006
	(Unaudited)	(Unaudited)
Net revenues
Equipment	$72,446	$47,573
Imaging	3,928	2,047

Total net revenues	76,374	49,620

Gross profit
Gross margin
Equipment	43.3%	35.2%
Imaging	36.6%	26.2%

Consolidated	42.9%	34.9%

Operating expenses
Research and development	12,192	5,561
Selling, general and administrative	7,513	5,114

Total operating expenses	19,705	10,675

Operating income/(loss)
Equipment Products	14,989	8,480
Imaging	(1,600)	(1,869)
Corporate	(312)	20

Total operating profit	13,077	6,631

Other income	1,320	598

Profit before provision for income taxes	14,397	7,229
Provision for income taxes	4,552	218

Net income	$9,845	$7,011

Income per share
Basic	$0.46	$0.34
Diluted	$0.44	$0.32
Weighted average common shares outstanding
Basic	21,293	20,832
Diluted	22,188	21,793
-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2007	Dec. 31, 2006
	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short term investments	$102,496	$95,035
Accounts receivable, net	33,298	39,927
Inventories	33,926	37,942
Deferred tax assets	4,100	3,269
Prepaid expenses and other current assets	2,134	2,506

Total current assets	175,954	178,679

Long term investments	12,000	8,000
Property, plant and equipment, net	14,511	13,546
Investment in 601 California Avenue LLC	2,431	2,431
Deferred tax assets	1,312	1,312
Goodwill	5,434	—
Other long-term assets	2,653	2,035

Total assets	$214,295	$206,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable	$1,921	—
Accounts payable	16,287	$15,994
Accrued payroll and related liabilities	5,189	11,769
Other accrued liabilities	9,796	6,612
Customer advances	20,404	26,243

Total current liabilities	53,597	60,618

Other long-term liabilities	2,892	1,075
Shareholders’ equity Common stock	101,096	99,468
Paid in Capital	9,321	7,319
Accumulated other comprehensive income	375	354
Retained earnings	47,014	37,169

Total shareholders’ equity	157,806	144,310

Total liabilities and shareholders’ equity	$214,295	$206,003

-more-

SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
(In Thousands, except per share amounts)
(Unaudited)
The effect of recording stock-based compensation for the three-month periods ended March 31, 2007 and April 1, 2006 were as follows:

	Three Mos.	Three Mos.
	ended	ended
	Mar. 31,2007	Apr. 1, 2006
Stock-based compensation by type of award:
Stock options	$1,145	$344
Employee stock purchase plan	213	116
Amounts capitalized as inventory	(4)	(32)

Total stock-based compensation	1,354	428
Tax effect on stock-based compensation	(428)	(13)

Net effect on net income	$926	$415

Effect on earnings per share:
Basic	$0.04	$0.02
Diluted	$0.04	$0.02
Approximately $73 and $32 of stock-based compensation is included in inventory as of March 31, 2007 and April 1, 2006, respectively.